Subsidiaries and Affiliate of Registrant

The following are the Registrant and its subsidiaries:

Registrant (British Virgin Islands):
Haiwang Resources & Technology Ltd.

Subsidiary (Hong Kong):
Haiwang (Hong Kong) Resources & Technology Limited

Subsidiary (PRC)
Beijing Binhai Yintai Technology Co., Ltd.

Affiliate (PRC)
Shandong Haiwang Chemical Stock Co., Ltd (variable interest entity controlled pursuant to contractual arrangements with Registrant’s wholly owned subsidiary, Beijing Binhai Yintai Technology co., Ltd.)

Subsidiaries of Affiliate (PRC)
Shandong Kehai Chemical Co., Ltd
Dongying City Haihui Industrial and Trade Co. Ltd.

The Registrant has included the following organizational chart for convenience:

Equity interest

Contractual arrangements including Exclusive Technical and Consulting Service Agreement, Proxy Agreement, Operating Agreement and Exclusive Equity Interest Purchase Agreement.  For a description of these agreements, see “Corporate Structure— Contractual Arrangements with Shandong Haiwang and Shandong Haiwang’s Shareholders.”

Contractual arrangements including Exclusive Equity Interest Purchase Agreement, Equity Interest Pledge Agreement, Operating Agreement and Proxy Agreement. For a description of these agreements, see “Corporate Structure— Contractual Arrangements with Shandong Haiwang and Shandong Haiwang’s Shareholders.”